UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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RODMAN & RENSHAW CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1251 Avenue of the Americas
New York, New York 10020
(212) 356-0500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MONDAY, OCTOBER 27, 2008
AT 8:00 A.M., EDT

To our stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of Rodman & Renshaw Capital Group, Inc., a Delaware corporation, which will be held on Monday, October 27, 2008 at 8:00 AM eastern daylight time at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1.	To elect a board of directors to serve until the next annual meeting of the Company’s stockholders or until their respective successors have been duly elected and qualified;

2.	To approve an amendment to the Company’s 2007 Stock and Incentive Plan to increase the number of shares available for issuance thereunder from 5,250,000 to 10,000,000; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company’s Common Stock at the close of business on September 30, 2008, the record date set by the Board of Directors, are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponements thereof.

     THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

Gregory R. Dow, Secretary

New York, New York
October 2, 2008

1251 Avenue of the Americas
New York, New York 10020
(212) 356-0500

----------------------------
PROXY STATEMENT
----------------------------

      This proxy statement contains information related to the 2008 Annual Meeting of Stockholders (“Meeting”) of Rodman & Renshaw Capital Group, Inc., a Delaware corporation, to be held at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, on Monday, October 27, 2008, at 8:00 A.M., EDT, and at any postponements or adjournments thereof. The approximate date of mailing for this proxy statement, proxy card and a copy of our annual report on Form 10-K for the year ended December 31, 2007 is October 2, 2008.

SOLICITATION AND REVOCATION OF PROXIES

     A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, is solicited on behalf of the Board of Directors of the Company (the “Board”) for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and return it promptly to the Company. Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at anytime by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting or (iii) attendance at the Meeting and voting in person.

     The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. Members of the management of the Company may also solicit some stockholders in person, or by telephone, e-mail or fax, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

     If your shares are registered directly in your name with Corporate Stock Transfer, Inc., our transfer agent, you are considered a stockholder of record. As a stockholder of record at the close of business on September 30, 2008 (the “Record Date”), you can vote in person at the Meeting or you can provide a proxy to be voted at the Meeting by signing and returning the enclosed proxy card. If you submit a proxy card, we will vote your shares as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange.

STOCKHOLDER’S VOTING RIGHTS

     Only holders of record of the Company’s Common Stock, $0.001 par value (“Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Meeting or at any adjournment or postponements thereof. On the Record Date there were 36,085,174 shares of Common Stock outstanding with one vote per share.

      Our bylaws provide that the holders of a majority of the shares of our Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. Abstentions and “broker non-votes” will be counted as present for the purpose of determining the presence of a quorum. With respect to the election of directors, abstentions and “broker non-votes” will be deemed not to have been cast and will have no legal effect in the election of directors. With respect to the other matters described herein, abstentions will have the same effect as a vote against such proposals, and broker non-votes will be deemed not to have been cast and will have no legal effect on the proposals.

     A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 1251 Avenue of the Americas, New York, New York 10020, during normal business hours for a period of ten days before the Meeting and at the time and place of the Meeting.

     With respect to the election of directors, assuming a quorum is present, the affirmative vote of a plurality of the votes cast by the holders of the Company’s common stock present in person or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for a particular slot is elected for that slot.

     With respect to the proposals to approve an amendment to our 2007 Stock and Incentive Plan, assuming a quorum is present, the affirmative vote of a majority of the votes cast on each of these proposals at the Meeting is required. As discussed above, for purposes of the vote on each of these proposals, abstentions are tantamount to a “no” vote and “broker non-votes” will not be counted and therefore will have no impact on the outcome.

     We have retained our transfer agent, Corporate Stock Transfer, Inc., as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

MANAGEMENT

     Set forth below is information concerning our directors and senior executive officers, as of September 30, 2008.

Name	Age	Position
Wesley K. Clark	63	Chairman and Director
Michael Vasinkevich	41	Vice Chairman and Director
Michael Lacovara	44	Chief Executive Officer (Principal Executive Officer) and Director
Edward Rubin	41	President and Director
John J. Borer III	51	Senior Managing Director, Head of Investment Banking and Director
David Horin	40	Chief Financial Officer (Principal Accounting Officer)
Gregory R. Dow	44	General Counsel and Secretary
Winston Churchill	68	Director
Richard M. Cohen	56	Director
Peter F. Drake	54	Director
Sam Dryden	57	Director
Mark L. Friedman	60	Director
Marvin I. Haas	65	Director

     Executive officers are appointed by, and serve at the pleasure of, the Board of Directors. A brief biography of each director and executive officer follows:

     Wesley K. Clark. General Clark was appointed Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed chairman of Rodman & Renshaw Holding, LLC, our predecessor, in January 2006. He is chairman and chief executive officer of Wesley K. Clark & Associates, a strategic advisory firm he founded in March 2003. From June 2000 through March 2003, General Clark was a managing director at Stephens, Inc., an investment banking firm based in Arkansas. From June 1966 through June 2000, General Clark served in the U.S. Army where he held numerous staff and command positions and rose to the rank of 4-star general. He served as NATO Supreme Allied Commander and Commander in Chief of the U.S.-European Command from July 1997 through May 2000. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the United States’ highest civilian honor. General Clark graduated from the United States Military Academy at West Point in 1966. He received a Masters in Philosophy, Politics and Economics from Oxford University where he was a Rhodes Scholar from 1966 to 1968. General Clark serves on the board of directors of Argyle Security, Inc., global provider of services and solutions in the physical electronic security industry, Nutracea Inc., a company engaged in stabilized rice bran nutrient research and dietary supplement development, Prysmian S.r.L.a provider of high-technology cables and systems for energy and telecommunication, AMG Advanced Metallurgical Group N.V., a global producer of specialty metals and metallurgical vacuum furnace systems and Bankers Petroleum Ltd., a Canadian-based oil and gas exploration and production company.

     Michael Vasinkevich. Mr. Vasinkevich was appointed Vice Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed vice chairman of Holding in May 2007. He joined us in July 2002 as senior managing director and was appointed a director of Rodman & Renshaw, LLC (“Rodman”), our broker-dealer affiliate, in 2006 and a director of Holding in 2004. From August 1999 through May 2002, Mr. Vasinkevich was a managing director at Ladenburg Thalmann & Co. Inc., and for the last 11 months of his tenure there he was president of capital markets. From November 1998 through July 1999 he was the founder and managing director of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From June 1997 to November 1998, he was the managing director of the structured finance group at Jesup & Lamont Securities Corp.

     Michael Lacovara. Mr. Lacovara became our Chief Executive Officer, our principal executive officer, and a director in September 2007. Mr. Lacovara was a principal of Sandler O’Neill + Partners, L.P., a full-service investment banking firm, from February 2004 through August 2007 and the co-chief operating officer of the firm from January 2005 through August 2007. From October 1989 through December 1996, Mr. Lacovara was an associate at, and from January 1997 through January 2004 a member of, the law firm of Sullivan & Cromwell, LLP, where he represented a variety of financial services and technology firms and served as trial counsel to Microsoft Corporation in United States v. Microsoft. Mr. Lacovara received his bachelor’s degree in 1984, summa cum laude, from the University of Pennsylvania, where he was elected to the Phi Beta Kappa Society. He was selected to study at Cambridge University on a Thouron Fellowship, receiving a master’s degree in international relations in 1985. He also earned a law degree, cum laude, from Harvard Law School in 1988.

     Edward Rubin. Mr. Rubin was appointed President and became a director on July 10, 2007. He was appointed president of Holding in May 2007. He originally joined Holding in June 2002 as a senior managing director. He served as President of Rodman from September 2006, as a director of Rodman since 2006 and as a director of Holding since 2004. From August 1999 through May 2002, Mr. Rubin was a director, corporate finance with Ladenburg Thalmann & Co. Inc. From November 1998 through July 1999, he was the founder and executive vice president of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From July 1998 to November 1998, he was a vice president in the structured finance group at Jesup & Lamont Securities Corp. From November 1995 through December 1997, Mr. Rubin was assistant general counsel for NCH Capital, an investment fund specializing in investments in Eastern Europe and the former Soviet Union. From September 1993 through November 1995, Mr. Rubin was an associate in two law firms in New York, Friedman & Kaplan and Coudert Brothers. Mr. Rubin received his B.A. in political science from Bernard M. Baruch College in 1989 and his J.D. from New York University School of Law in 1993.

     John J. Borer III. Mr. Borer became a director on July 22, 2007 and a Senior Managing Director and Co-Head of Investment Banking in September 2007. Since July 2008, he has been Head of Investment Banking. Mr. Borer was our Chief Executive Officer from July 10, 2007 through September 4, 2007. Mr. Borer was appointed chief executive officer of Holding in May 2007. He also served as a director of Holding since April 2004 and a director of Rodman since 2002. From 1998 through 2006 he was a senior managing director and the president of Rodman. From 1991 through 1998, Mr. Borer was a managing director and head of investment banking at the broker-dealer affiliate of the original Rodman & Renshaw firm. From 1984 through 1991, Mr. Borer was senior vice president and investment manager in the new business development office of Security Pacific Business Credit Inc. From 1979 through 1984, he served as a vice president and business development officer with Barclays

American Business Credit in its Los Angeles office. Mr. Borer received his B.S. in Agricultural Economics from the University of California at Davis in 1978 and his J.D. from Loyola Law School in Los Angeles in 1984.

     David Horin. Mr. Horin became our Chief Financial Officer on March 17, 2008. From 2003 through March 2008, Mr. Horin was the Managing Director of Accounting Policy and Financial Reporting at Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc., (NYSE Symbol: JEF), a full-service global investment bank and institutional securities firm focused on growth and middle-market companies and their investors. Prior to his employment at Jefferies & Company, from 2000 to 2003, Mr. Horin was a Senior Manager in KPMG’s Department of Professional Practice in New York, where he advised firm members and clients on technical accounting and risk management matters for a variety of public, international and early growth stage entities. Mr. Horin has a Bachelor of Science degree in Accounting from Baruch College at the City University of New York. Mr. Horin is also a Certified Public Accountant.

     Gregory R. Dow. Mr. Dow became our General Counsel in February 2008 and our Secretary in March 2008. From May 2004 through December 2007, Mr. Dow was a Managing Director and the Deputy General Counsel at Cowen and Company, LLC. From 1998 through 2004, Mr. Dow was a Director and the Equity Capital Markets Counsel at Merrill Lynch, serving in New York and in London, where he covered the UK, Europe, Middle East and Africa. Prior to that, he was Equity Capital Markets counsel at Peregrine Capital Markets in Hong Kong, which at the time was the largest independent investment bank in Asia. Mr. Dow began his legal career at Milbank, Tweed, Hadley and McCloy, where he focused on Latin America. He also has five years experience in strategic consulting with Taylor Research and Greenwich Associates, where he focused on telecommunications, media and financial industry clients. Mr. Dow is a graduate of the University of Virginia School of Law and Dartmouth College.

     Winston Churchill. Mr. Churchill became a director on October 16, 2007. He has served as the chairman of the board of Vector Intersect Security Acquisition Corp. (OTCBB:VTRQ.OB), a “special purpose acquisition corporation,” since May 31, 2006. Since 1996, Mr. Churchill has been the managing general partner of SCP Partners, which manages several private equity and venture capital funds. From 1993 to the present he has been the chairman of CIP Capital Management, Inc., which manages a “small business investment company,” as defined by the National Association of Small Business Investment Companies. He is currently a director of Innovative Solutions and Support, a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services; Griffin Land & Nurseries, a real estate and landscape nursery business; and a number of private portfolio companies. Mr. Churchill received a B.S. in Physics, summa cum laude, from Fordham University in 1962, an M.A. in Economics from Oxford University, where he was a Rhodes Scholar, in 1964, and a J.D. from Yale Law School in 1967. He is a trustee of Immaculata University.

     Richard M. Cohen. Mr. Cohen became a director on August 13, 2007. Since 1996, he has been the President of Richard M. Cohen Consultants, a financial services consulting company that accepts engagements from public and private companies to assist with their corporate governance and corporate finance needs. Since 2003, Mr. Cohen has served as a director of Dune Energy, Inc., a publicly traded energy company (AMEX: DNE) for which he served as chief financial officer from November 2003 to April 2005. He is also currently serving as corporate secretary of Dune. Since February 2006, Mr. Cohen has served as a director of Helix Biomedix Inc. (OTCBB: HXBM.OB) and since November 2007 he has served as a Director of Pinpoint Recovery Systems (OTCBB: PPNT). From 1984 through 1992, Mr. Cohen was an investment banker at Henry Ansbacher, Furman Selz, where he specialized in mergers & acquisitions, public equity offerings, and restructurings. From 1980 through 1983, Mr. Cohen was a vice president of corporate development at Macmillan, Inc. Mr. Cohen is a certified public accountant (New York State). He received a B.S. from the University of Pennsylvania (Wharton) in 1973 and an M.B.A. from Stanford University in 1975.

     Peter F. Drake. Dr. Drake became a director on October 16, 2007. Dr. Drake is currently the managing general partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a managing director in the Equity Research Department of Prudential Securities, Inc., following Prudential’s acquisition of Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a biotechnology analyst in 1983, becoming a partner in 1986. He currently serves on the board of directors of Trustmark Insurance Co., a healthcare insurance provider, Penwest Pharmaceuticals Co. (NGM:PPCO), a publicly traded healthcare company providing drug delivery systems, Cortex Pharmaceuticals, Inc. (ASE:COR), a publicly traded neuroscience company, and the Alliance for Aging Research, a non-profit organization dedicated to improving the health and quality of life for the elderly. Dr. Drake received a B.A. in Biology from Bowdoin College in 1976, a C.B.A. from the Wharton School of Business at the University of Pennsylvania in 1980 and a Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College in 1983.

     Sam Dryden. Mr. Dryden became a director on July 22, 2007. He had been appointed to the board of directors of Holding in March 2007. Since January 1, 2007, he has served as a managing director of Wolfensohn & Company, a corporate advisory and investment firm, where he focuses on private equity investments in biofuels and other alternative energies. He is currently the chief executive officer of Emergent Genetics, LLC, a life science investment holding company, a position he has held since April 2004. From January 1997 through June 2006, he served as chairman and chief executive officer of Emergent Genetics, Inc., an international biotechnology company. He founded and held executive positions with both Agrigenetics Corporation, now part of Dow AgroSciences, and Big Stone Inc., a private venture-investment and development company, which participated in the founding of over a dozen life science companies. Mr. Dryden is a member of the Council on Foreign Relations where he serves on its Advisory Committee on Intellectual Property and American Competitiveness. Mr. Dryden received his B.A. from Emory University in 1973.

     Mark L. Friedman. Mr. Friedman became a director on October 16, 2007. Since 2001, he has served as a managing partner of Constellation Investment Partners LLC, a Florida based merchant-banking and special investment firm. In 2003, Mr. Friedman co-founded OnForce, Inc., an online marketplace for onsite technology services. Mr. Friedman was a partner of Shea & Gould, a national law firm, from 1982-1992 and also served as a member of its management committee. He previously served as a director of Allied Digital Technologies Corp. and of Disc Graphics, Inc., where he also served as director and chairman of the audit committee. Mr. Friedman received his B.A. in history, magna cum laude, in 1970 and his J.D., cum laude, in 1973 from the University of Pennsylvania. He was elected to the Phi Beta Kappa Society and was Articles Editor of the University of Pennsylvania Law Review.

     Marvin I. Haas. Mr. Haas became a director on October 16, 2007. From December 2006 through August 2008, Mr. Haas served as a member of the board of directors of Universal Power Group, Inc. (AMEX:UPG) and as chairman of its compensation committee and as a member of its corporate governance and nominating committee. From 1993 until its sale to the Sara Lee Corporation in 1999, Mr. Haas served as president and chief executive officer of Chock Full O’Nuts Corporation (NYSE: CHF). Since his retirement from Chock Full O’Nuts, Mr. Haas has been a private investor. Mr. Haas received a B.A. from Northeastern University in 1965 and an M.B.A. from its Graduate School of Business in 1967.

Family Relationships

     None of the directors or executive officers is related by blood, marriage or adoption.

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2008 by: (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group.

     Unless otherwise indicated in the footnotes to this table, based on information furnished by such stockholders, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Shares of Common Stock	Percentage of Common Stock
Name and Address(1)	Beneficial Owned(2)	Beneficially Owned(3)

Directors and Named Executive Officers
Wesley K. Clark	435,980 (4)	1.2%
Michael Vasinkevich	-- (5)	--
Michael Lacovara	1,146,429 (6)	3.1%
John J. Borer III	2,444,083 (7)	6.7%
Edward Rubin	12,711,683 (8)	34.9%
Thomas Pinou	512,102 (9)	1.4%
Sam Dryden	41,961 (10)	*
Richard Cohen	3,333 (11)	*
Winston Churchill	309,004 (12)	*
Mark L. Friedman	33,333 (13)	*
Marvin I. Haas	7,333 (14)	*
Peter F. Drake	72,433 (15)	*
All officers and directors as a group (14 persons)	17,837,335 (12)	47.6%

5% Stockholders
Steven A. Horowitz	12,711,683 (8)	34.9%
c/o Moritt Hock Hamroff & Horowitz
400 Garden City Plaza, Suite 202
Garden City, New York 11530

*	Less than 1.0%.
(1)	Unless indicated otherwise, all addresses are c/o Rodman & Renshaw Capital Group, Inc., 1251 Avenue of the Americas, New York, New York 10020.
(2)	Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to his or her shares, other than shares subject to options.
(3)	Percentage of Common Stock Beneficially Owned is based on the 36,085,174 shares outstanding as of September 30, 2008. In addition, shares which a person had the right to acquire within 60 days are also deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person.
(4)	Includes 425,980 shares underlying options that are currently exercisable at $3.78 per share.
(5)	Mr. Vasinkevich does not beneficially own any shares. Paul Revere, LLC (“Revere”) beneficially owns 12,711,683 shares. ARF Trust, a trust for the benefit of Mr. Vasinkevich’s wife and children, owns a two-thirds membership interest in Revere. See note 8 below.
(6)	Includes 250,000 shares underlying options that are currently exercisable at $5.00 per share.
(7)	Includes 250,000 shares owned by a trust for the benefit of Mr. Borer’s children of which his wife is the trustee.
(8)	Shares owned by Revere, a former member of Holding. The members of Revere are the ARF Trust (two-thirds) and Edward Rubin and a trust for the benefit of his children (collectively one-third). Steven A. Horowitz is the sole trustee of the ARF Trust and the wife and children of Michael Vasinkevich, our Vice Chairman, are its beneficiaries. Each of Messrs. Rubin and Horowitz has voting and disposition rights over all of the shares owned by Revere.
(9)	Includes 79,871 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement at $3.78.
(10)	Includes 6,778 shares underlying Warrants exercisable at $7.00 per share and 3,333 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement at $5.00 per share.

(11)	Includes 3,333 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement at $5.00 per share.
(12)	Includes 28,806 shares underlying Warrants exercisable at $7.00 per share and 3,333 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement at $5.00 per share.
(13)	Includes 3,333 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement at $5.00 per share.
(14)	Includes 3,333 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement at $5.00 per share.
(15)	Includes 3,333 shares underlying options that are currently exercisable or exercisable within 60 days of the date of this proxy statement at $5.00 per share.
(12)	Includes 647,930 shares underlying options and warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement.

* * * * * * * * *

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     Under our bylaws, the number of directors at any one time may not be less than one or more than eleven. The maximum number of directors at any one time may be increased by a vote of a majority of the directors then serving. Currently, the Board of Directors consists of eleven members, six of whom qualify as “independent” under the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Market, Inc. (“NASDAQ”). Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that the Board of Directors will meet at least quarterly.

     The nominees named herein are presently members of the Board, and each nominee has consented to serve as a director if elected at this year’s Meeting. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that the Board may nominate as a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees shown below.

Nominees standing for election to the Board

Name	Age	Title
Wesley K. Clark	63	Chairman and Director
Michael Vasinkevich	40	Vice Chairman and Director
Michael Lacovara	44	Chief Executive Officer (Principal Executive Officer)
		and Director
Edward Rubin	40	President and Director
John J. Borer III	50	Senior Managing Director, Head of Investment
		Banking and Director
Winston Churchill	68	Director
Richard M. Cohen	56	Director
Peter F. Drake	54	Director
Sam Dryden	57	Director
Mark L. Friedman	60	Director
Marvin I. Haas	65	Director

     The principal occupation and business experience for at least the last five years for each nominee is set forth in the section entitled Management above.

The Board recommends a vote “FOR” the election of the nominees named above and proxies that are signed and returned will be so voted unless otherwise instructed.

CORPORATE GOVERANCE AND BOARD COMMITTEES

Board Composition

     Currently, the Board of Directors consists of eleven members. Our charter provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.

Director Independence

     Six of our eleven directors, Messrs. Cohen, Churchill, Drake, Dryden, Friedman and Haas, qualify as independent under the rules and regulations of the SEC and NASDAQ.

Board Meetings

     The Board met four times during 2007. A majority of the directors attended all of the meetings of the Board. All persons who were directors during 2007 attended at least 75% of these meetings. Absent special circumstances, each director is expected to attend the annual meeting of stockholders.

Committees Established by the Board

     The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee has three members, all of whom qualify as “independent” under the rules and regulations of the SEC and NASDAQ.

     Audit Committee. The Board of Directors has appointed Richard Cohen, Winston Churchill and Peter F. Drake as the members of the Audit Committee. Mr. Cohen is the chairman of the committee and also qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and NASDAQ. The Audit Committee reviews and reports to the Board of Directors on our internal accounting and financial controls and on the accounting principles and auditing practices and procedures to be employed in preparing and reviewing our consolidated financial statements. The Audit Committee is also responsible for engaging and overseeing our independent public auditors, the scope of the audit to be undertaken by such auditors and the pre-approval of any audit and permitted non-audit services provided by such auditors. A copy of the Charter of the Audit Committee is posted on our website at www.rodm.com.

     Compensation Committee. The Board of Directors has appointed Mark L. Friedman, Sam Dryden and Marvin I. Haas as the members of the Compensation Committee. Mr. Friedman serves as chairman of the committee. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of the officers and other managerial employees, including the determination in its discretion of the amount of annual bonuses, if any, for our executive officers and other professionals, and the establishment and administration of employee benefit plans. The Compensation Committee exercises all authority under our employee equity incentive plans and will advise and consult with our senior executives as may be requested regarding managerial personnel policies. A copy of the Charter of the Compensation Committee is posted on our website at www.rodm.com.

     Corporate Governance and Nominating Committee. The Board of Directors has appointed Winston Churchill, Peter F. Drake and Mark L. Friedman as the members of the Corporate Governance and Nominating Committee. Mr. Churchill serves as chairman of the committee. The Corporate Governance and Nominating Committee identifies and recommends nominees to the Board of Directors and oversees compliance with our corporate governance guidelines.

     Executive Session. The non-management directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. The non-management directors have the authority to retain outside consultants and to schedule additional meetings in their discretion.

Stockholder Recommendation for Director Nominations

     As noted above, the Corporate Governance and Nominating Committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be sent to us in a timely manner, either in person or by certified mail, to the attention of our Corporate Secretary. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The Corporate Governance and Nominating Committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Corporate Governance and Nominating Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Corporate Governance and Nominating Committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate, among other things. The Corporate Governance and Nominating Committee may also ask the candidate to meet with management and other members of the Board.

Communications with Non-Management Members of the Board

     The Company’s Corporate Governance Policies set forth a process by which stockholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communication via https://rodmanandrenshaw.silentwhistle.com/ethfeedback/index.jsp or toll free number (866) 851-9745. All such correspondence is provided to the presiding chairman at, or prior to, the next executive session held at a regular Board meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Distributions

     From January 1, 2004 through June 30, 2007, we distributed an aggregate of $9.2 million in cash to Revere and RRCG, Inc. (“RRCG”), the members of Holding, which then distributed an aggregate of $7.7 million to John J. Borer III and Thomas Pinou (our former Chief Financial Officer), stockholders of RRCG, and to Edward Rubin, and the ARF Trust, the beneficiaries of which are the wife and children of Michael Vasinkevich, the members of Revere. This is in addition to any amount paid to Messrs. Vasinkevich, Borer, Rubin and Pinou as compensation. In addition, pursuant to a Distribution Agreement, dated as of July 9, 2007, on July 9, 2007 Holding distributed $5.0 million to Revere and RRCG, of which $4.2 million was then distributed to John J. Borer III, Thomas Pinou, Edward Rubin and the ARF Trust. This distribution represented approximately 70% of the taxes payable on our estimated taxable income for the period beginning on January 1, 2007 and ending on July 10, 2007 based on the maximum combined individual federal, New York State and New York City income tax rate of 45.498% . In March 2007, we distribute approximately $1.4 million to the former members of Revere and the former stockholders of RRCG representing the balance due to them under the Distribution Agreement. Of this amount, approximately $1.2 million was distributed to Messrs. Vasinkevich, Rubin, Borer and Pinou.

     In March 2007, Holding distributed 85% of the beneficial interests in equity securities, including stock and warrants, of 62 companies, to Revere (59.5%) and RRCG (25.5%), retaining 15%. Holding, Revere and RRCG then contributed their respective interests in these securities to RRPR, LLC (“RRPR”) in exchange for membership interests in the same proportion that Holding owned the securities. Revere is owned two-thirds by a trust whose beneficiaries are the wife and children of Michael Vasinkevich, and one-third by Edward Rubin, and RRCG was owned 40.7% by John J. Borer III and 7.2% by Thomas Pinou. The value of the securities on the date of transfer was $11.9 million. As a result of the Exchange, we own 40.5% of RRPR - 15.0% through our ownership of Holding and 29.5% through our ownership of RRCG.

     In March 2007, Holding assigned its rights to fees associated with three pending financing transactions to its members, Revere and RRCG, in accordance with their then ownership interests in Holding. These financing transactions were consummated in April, July and September 2007 and the net fees associated with these transactions were paid to Revere and the former stockholders of RRCG.

Related Employees

     Cynthia Van Osch, the wife of John Borer a director, our Head of Investment Banking and our former Chief Executive Officer, is employed by the broker-dealer as vice president, institutional trading. During 2007 Ms. Van Osch received $417,399 for services rendered.

Director and Officer Indemnification

     We have entered into indemnity agreements with our directors and officers indemnifying them against all losses, damages, costs and expenses incurred by them arising out of their service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws.

Tax Indemnification Agreement

     Prior to the July 10, 2007, we operated as a limited liability company (treated as a partnership for income tax purposes) and, as such, our former members, Revere and RRCG, generally, will be liable for adjustments to taxes (including federal and state income taxes) attributable to our operations prior to July 10, 2007. In connection with our conversion to a corporation which occurred on July 10, 2007, we entered into a tax indemnification agreement to indemnify Revere and RRCG, and their respective members and stockholders, including John J. Borer III, Edward Rubin, Thomas Pinou and a trust for the benefit of the wife and children of Michael Vasinkevich, against increases in taxes that relate to our activities prior to becoming a corporation. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in our being required to make a payment under the tax indemnification agreement.

Policies and Procedures for Related Party Transactions

     We have adopted a code of business conduct and ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of the Board of Directors in the case where it is inappropriate for our Audit Committee to review such a transaction due to a conflict of interest. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

Compensation of Directors

     Each member of the Board of Directors who is not an employee receives, as compensation for service on the Board of Directors: (i) an annual retainer of $20,000; (ii) $1,000 for each meeting of the Board of Directors attended either in person or telephonically; and (iii) a grant of Restricted Stock Units (RSUs) on the date of each annual meeting of stockholders at which they are first elected and re-elected to the Board of Directors in an amount equal to 110% of the Black Scholes value of the grant of 10,000 stock options on such date. The RSUs: (i) cover a number of shares equal to the dollar amount of the grant dividend by the fair market value of a share of common stock on the date of grant; (ii) vest immediately on the date of grant; and (iii) have a selling restriction for two years following the date of grant. Non-employee directors also receive $750 for each committee meeting attended either in person or telephonically. Finally, each committee chairman receives an additional annual retainer as follows: (i) Audit Committee — $12,500; (ii) Compensation Committee — $7,500; and (iii) Corporate Governance and Nominating Committee — $5,000. Such additional compensation is intended to reflect special efforts of such board members. Board members will be reimbursed for reasonable travel expenses associated with attending any board or committee meetings.

     The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2007.

Director Compensation

	Fees Earned or	Option	All Other
Name	Paid in Cash	Awards	Compensation	Total

Sam Dryden	$ 16,167	$ 1,447	$ --	$ 17,614
Richard Cohen	15,708	1,447	--	17,155
Winston Churchill	9,500	1,447	--	10,947
Peter F. Drake	8,250	1,447	--	9,697
Mark L. Friedman	9,375	1,447	--	10,822
Marvin I. Haas	6,750	1,447	--	8,197

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

     Our executive compensation program is designed to incentivize our executive officers to effectively lead, manage and grow our business. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate top quality and effective executives and professionals. We refer to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2007 as our “named executive officers.”

     A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model provides the greatest incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities, contingent upon performance, that are competitive with practices of other similar investment banking firms. We are committed to utilizing the executive compensation program to maintain our ownership culture and to broaden executive ownership over time. We strongly believe that the cash and equity components of our compensation plans will align the interests of our named executive officers and other key employees with our stockholders and will promote the creation of long-term stockholder value.

     The Compensation Committee has set a compensation and benefits expense target for the 2007 and 2008 fiscal years at 55% excluding equity-based compensation granted prior to September 30, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for our benefit.

Determination of Compensation

     In allocating compensation to our named executive officers, the primary emphasis, in addition to our performance, is on each individual’s contribution and business unit performance and on compensation recommendations of the Compensation Committee, which has the primary responsibility and authority to determine and recommend the compensation of our named executive officers and other key employees. We may utilize third-party compensation consultants and surveys to provide industry data to better support our determination of the key elements of our named executive officer compensation programs. Compensation of our named executive officers will be determined by the Compensation Committee.

Compensation Components

     The most significant components of the compensation program for our named executive officers in 2007 were base salary, cash bonuses and, to the extent applicable, profit allocations on membership interests. Beginning with the current fiscal year, the key components of our compensation program will be base salary, cash bonus and equity-based awards and we are targeting our total compensation and benefits expense, excluding equity-based compensation granted prior to September 30, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for our benefit, to be approximately 55% of total consolidated cash revenues.

Base Salary

     Consistent with industry practice, the base salaries for our named executive officers account for a relatively small portion of their overall compensation. We believe that relatively modest salaries are accepted in the industry and the potential for substantial bonus compensation is seen by senior management personnel as the more important component. Named executive officer base salaries and subsequent adjustments, if any, are expected to be determined annually based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.

Cash Bonus

     Cash bonus compensation has been a key component of our executive compensation program. We have in the past, and our Compensation Committee will, in the future, award discretionary cash bonuses based on a number of variables that are linked to our overall, and the executive’s individual, performance.

     In March 2007, we established an executive bonus plan (the “March Bonus Plan”) for three of our named executive officers, Michael Vasinkevich, Edward Rubin and John J. Borer III (the “Principals”). Although certain limitations on the payment of bonuses under the Bonus Plan would have terminated when we converted to corporate status, we and the Principals agreed to continue the March Bonus Plan through 2007 and to target our total compensation and benefits expense, excluding equity-based compensation granted prior to July 1, 2007, at 55% of total consolidated cash revenues. The compensation and benefits payable to each of the Principals in any year will be determined before the end of each fiscal year, by reference to the individual’s productivity during such year and his overall contribution to our profits and success during that period.

     In August 2007, the Compensation Committee and the Board of the Directors unanimously approved and adopted and our stockholders approved, a revised Executive Bonus Plan (the “August Bonus Plan”). The August Bonus Plan includes the following key provisions:

•	The plan is administered by the Compensation Committee of the Board of Directors.

•	The plan has a term of five years ending August 31, 2012.

•	The initial participants in the plan are Michael Vasinkevich, Michael Lacovara, Edward Rubin and John J. Borer III. The Compensation Committee may designate other employees as participants.

•	The Compensation Committee shall determine the size of the bonus pool to be distributed to the participants and the amount to be allocated to each participant based on performance criteria that it establishes.

•	In no event may the amount distributed in any single fiscal year to a participant exceed 25% of our total consolidated gross revenues for such year, as reported on our financial statements.

•	In no event shall the amounts payable pursuant to the plan in any one fiscal year, when added to all of our other compensation and benefits expenses for that year, as reported on our financial statements, exceed 60% of our total consolidated gross revenues for that year, excluding insurance premiums paid with respect to “key-man” life insurance policies for our benefit and equity-based compensation attributable to awards granted prior to September 30, 2007. For 2007, the Board of Directors has set the target at 55% of consolidated gross revenues.

Profit Distributions on Membership Interests

     Prior to the July 10, 2007, we operated as a limited liability company, taxable as a partnership for federal and state income tax purposes. Accordingly, we were able to distribute profits based on special allocations to our senior executive officers in their capacities as members. Since July 10, 2007, we have operated as a “C” corporation and, as such, we no longer have the ability to make profits distributions to our senior executives based on special allocations.

Equity-based Compensation

     In August 2007, the Compensation Committee and the Board of Directors unanimously approved and adopted and our stockholders ratified, the 2007 Stock and Incentive Plan (the “2007 Plan”). The purpose of the 2007 Plan is to align the interests of the participants with those of our stockholders through equity-based compensation alternatives, thereby promoting our long-term financial interests and enhancing long-term stockholder return. The 2007 Plan is intended to enhance our ability to effectively recruit, motivate and retain the caliber of employees essential for our success and provide them with incentive compensation opportunities that are competitive with those of similar companies and to give us needed certainty and flexibility in designing and managing equity-based compensation to meet the needs of its growing business over an extended period of time.

     The following is a brief summary of the material features of the 2007 Plan.

     The 2007 Plan is administered by a committee of directors (each of whom is a “non-employee director” for purposes of Rule 16b-3 promulgated by the Securities and Exchange Commission and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code) designated from time to time by the Board of the Directors. The Compensation Committee has been charged with the responsibility of administering our stock-based compensation programs including the 2007 Plan.

     Subject to certain restrictions that are set forth in the 2007 Plan, the committee has complete and absolute authority to make any and all decisions regarding the administration of the 2007 Plan, including the authority to construe and interpret the plan and awards under the plan, establish administrative rules and procedures, select award recipients, determine the type of awards, establish the terms, conditions and other provisions of awards and amend awards. Subject to certain restrictions that are set forth in the 2007 Plan, the committee may delegate any of its authority and responsibility to management, except for determinations and decisions regarding awards to be made, which must be made by the committee itself.

     The persons eligible to receive awards under the 2007 Plan include all employees, directors, officers and agents of, and other service providers to, us and our subsidiaries.

     The number of shares of common stock that are authorized and available for issuance under the 2007 Plan is 5,250,000. No more than 5,000,000 shares, however, can be issued pursuant to awards in the form of: (i) incentive stock options; or (ii) performance units and restricted stock, as described below. In September 2007, pursuant to the 2007 Plan, we issued 750,000 shares of restricted common stock to our new Chief Executive Officer, Michael Lacovara and also agreed to grant Mr. Lacovara options to purchase 750,000 shares of common stock, which were subsequently issued. See “Employment Arrangements” below. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or expires unexercised, those shares will then become available for future awards. The number of shares authorized and available for issuance under the plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization, spin-off or similar action.

     Awards under the 2007 Plan may take the form of restricted stock units, stock options (either incentive stock options or non-qualified options), stock appreciation rights, restricted stock or performance units. Subject to restrictions that are set forth in the 2007 Plan, the committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercisability schedule (including provisions regarding acceleration of vesting and exercisability) and termination and forfeiture provisions.

     The committee is subject to the following specific restrictions regarding the types and terms of awards:

•	No participant may receive in any calendar year awards of (i) options and stock appreciation rights, or (ii) restricted stock and performance units, that in each case cover more than 2,000,000 shares.

•	The exercise price for a stock option may not be less than 100% of the fair market value of the stock on the date of grant.

•	No award may be granted more than ten years after the date of the 2007 Plan.

     No stock option can be “repriced” without the consent of stockholders and of the option holder if the effect would be to reduce or increase the exercise price per share. For this purpose, “repricing” includes a tandem cancellation and re-grant or any other amendment or action that would have substantially the same effect as decreasing or increasing the exercise price.

     If the applicable award agreement so provides, upon certain events constituting a “change in control,” as specified in the 2007 Plan, immediately prior to the occurrence of the change in control all restricted stock units, options and stock appreciation rights subject to the award will become immediately exercisable, the expiration of the restrictions applicable to any restricted stock grant made under the award shall immediately be accelerated, and such other results shall take place with respect to other awards as may be set forth in the relevant award agreement.

     To the extent permitted by law, the Board of Directors, without the consent or approval of any plan participant, may amend, suspend or terminate the 2007 Plan, so long as that action does not adversely affect the rights of any holder under any award then outstanding. Without the approval of the stockholders, however, in general the Board of Directors may not amend the 2007 Plan to increase the number of shares available for issuance or to modify the requirements regarding eligibility in the 2007 Plan. No Awards will be granted under the 2007 Plan after the tenth anniversary of its effective date.

Other Compensation

     All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of senior executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to senior executives.

Summary of Compensation

     The following table describes the components of the total compensation paid to our named executive officers for 2007, 2006 and 2005.

Summary Compensation Table

						All
				Stock	Option	Other
	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Total
Principal Executive Officer
Michael Lacovara	2007	$50,000	$420,000	$404,212	$108,523	$2,526	$950,516
Chief Executive Officer(3)
John J. Borer III	2007	$125,000	$495,600	$—	$—	$8,046	$628,646
Chief Executive Officer(4)	2006	$—	$400,000	$—	$—	$1,534,000	$1,934,000
	2005	$—	$471,182	$—	$—	$14,000	$485,182
Principal Accounting Officer
Thomas Pinou(5)	2007	$150,000	$250,000	$—	$32,727	$8.046	$425,975
Chief Financial Officer	2006	$150,000	$250,000	$—	$11,942	$14,000	$425,942
	2005	$150,000	$172,000	$—	$—	$14,000	$336,000
Michael Vasinkevich	2007	$125,000	$2,493,600	$—	$—	$8,046	$2,626,646
Vice Chairman	2006	$—	$712,172	$—	$—	$4,230,626	$4,942,798
	2005	$—	$2,464,257	$—	$—	$46,928	$2,511,185
Edward Rubin	2007	$125,000	$1,245,800	$—	$—	$8,046	$1,378,846
President	2006	$—	$378,929	$—	$—	$2,056,897	$2,435,826
	2005	$—	$1,176,359	$—	$—	$37,462	$1,213,821
John W. Chambers(6)	2007	$150,000	$1,635,000	$—	$186,385	$8,046	$1,979,431
Senior Managing	2006	56,250	$800,000	$—	$21,447	$851	$888,421
Director—Co-Head Investment Banking

(1)	Reflects the value of the restricted stock or stock options, as applicable, that was charged to income as reported on our financial statements.

(2)	Does not include amounts distributed to Revere and RRCG that were then distributed proportionately to their respective members and stockholders. However, in the case of Messrs. Borer, Vasinkevich and Rubin, the 2006 amount includes a special distribution of 2006 profits that was made by Holding directly to them in lieu of compensation. Also includes any reimbursement of medical, dental and vision plan premiums; term life insurance premium; tax preparation expense reimbursement; and legal fees incurred on behalf of the named executive officer.

(3)	Employment commenced September 4, 2007.

(4)	Served as our Chief Executive Officer through September 3, 2007.

(5)	Served as our Chief Financial Officer through March 16, 2008.

(6)	Employment commenced August 1, 2006 and terminated July 22, 2008.

Employment Arrangements

     In March 2007, we entered into an employment agreement with each of Michael Vasinkevich, Edward Rubin and John J. Borer III, subsequently modified in July 2007. Each of these agreements is substantially identical and their salient provisions are as follows:

Term: Three years, terminating February 28, 2010, with a 90-day “evergreen” provision.

Base Salary: $150,000 per annum, subject to increase in the sole discretion of the Compensation Committee.

Incentive Compensation: For each fiscal year during the term of their agreements, an amount to all of the Principals, which, when added to the amount of salaries, bonuses, the cost of benefits and all other employee-related expenses (including employment taxes), but excluding equity-based compensation granted prior to October 16, 2007, does not exceed in the aggregate 55% of our gross revenues for such fiscal year, although we may increase this percentage for years subsequent to 2007 with their consent. The amount of incentive compensation will be determined by the Compensation Committee based on our overall revenue and profits and the relative productivity of the individual.

Benefits. Each individual is entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment. Upon termination other than for cause (as defined in the respective agreements), the individual is entitled to, in addition to his base salary and incentive compensation for the year in which the termination occurs, a lump-sum payment equal to twelve times his “Monthly Salary” amount, which is defined in the respective agreements to mean one-twelfth of the sum of (a) the individual’s then current base salary plus (b) the average of the annual incentive compensation paid to the individual for the full fiscal year periods immediately preceding the termination, commencing with the fiscal year period ended December 31, 2006.

     In June 2007, we amended and restated an employment agreement with Wesley K. Clark. His employment had commenced January 30, 2006. Under the agreement, Mr. Clark serves as our Chairman. His annual base salary is $250,000. In addition, he is eligible to receive the following cash bonuses: (i) up to 15% of fees received by Rodman, our broker-dealer affiliate, in connection with any transaction introduced by him; and (ii) a discretionary amount at the end of each calendar quarter. In addition, the agreement:

•	granted him options to purchase 425,980 shares of our common stock at $3.78 per share, subject to a vesting schedule; and
•	provides for payment of an amount if there is a “Change of Control Event” during the period of employment. In general, the amount cannot exceed $1,514,942, and reduces to the extent that the fair market value of a share of our common stock is less than $3.78 per share (as adjusted) on the date of the Change of Control Event. We may make the payment, in our absolute discretion, in cash or other property, including the shares or other property which may have been received in the transaction which constituted the Change of Control Event. A “Change of Control Event,” in general, means the acquisition by any one person, or a group, of more than 50% of the total fair market value or total voting power of our capital stock or of substantially all of our assets.

     In August 2007, we entered into an employment agreement with Michael Lacovara, which provides for Mr. Lacovara to serve as our Chief Executive Officer. Mr. Lacovara’s employment agreement was unanimously approved by the Board and the Compensation Committee and the performance-based compensation provisions it contains were also approved by our stockholders.

The material terms of Mr. Lacovara’s employment agreement are as follows:

Term: September 4, 2007 through December 31, 2009, with a 90-day “evergreen” provision.

Title: Chief Executive Officer and a member of the Board of Directors.

Base compensation: $150,000 per year.

Level One Incentive Compensation: Year ended 12/31/07 - $616,666; Year ended 12/31/08 -$800,000 plus $1,050,000 if our consolidated gross revenues for the year ended December 31, 2008 is more than 110% of our consolidated gross revenues for the year ended December 31, 2007; Year ended 12/31/09 - $800,000 plus $1,050,000 if our consolidated gross revenues for the year ended December 31, 2009 is more than 120% of our consolidated gross revenues for the year ended December 31, 2007.

Additional Incentive Compensation: Mr. Lacovara will be eligible to participate in the August Bonus Plan as well as any other plan we adopt for our executives.

Restricted Stock Grant: Upon commencement of his employment in September 2007, Mr. Lacovara received 750,000 shares of restricted common stock pursuant to the 2007 Plan. The shares will vest in three annual installments on the first, second and third anniversary of the grant date subject to the achievement of targeted revenue goals, and will be subject to accelerated vesting in the event of death, disability, termination without cause, termination for Good Reason (as defined in his employment agreement) and termination upon a Change in Control Event. In the event that we do not extend the agreement beyond December 31, 2009, any unvested shares will be forfeited and will revert to us.

Stock Options: In October 2007, we granted to Mr. Lacovara options to purchase 750,000 shares of common stock under the 2007 Plan pursuant to the terms of Mr. Lacovara’s employment agreement. The exercise price per share is $5.00. The options vest in three tranches on the first, second and third anniversary of the grant date, subject to continued employment on such dates, and will be subject to accelerated vesting in the event of death, disability, termination without cause, termination for Good Reason and termination upon a Change in Control Event. In the event that we do not extend the agreement beyond December 31, 2009, one-half of any unvested options will immediately vest and one-half will be immediately cancelled.

Termination Payment. In the event we do not extend the employment agreement beyond its stated December 31, 2009 expiration date, we shall pay to Mr. Lacovara, in consideration for his covenant not to compete, a lump sum payment equal to nine times his monthly salary amount (which is equal to one-twelfth his average base and incentive compensation for the year preceding such termination).

Section 162(m) Tax Treatment: The Level One Incentive Compensation, the Additional Incentive Compensation, the Restricted Stock Grant and the Stock Options are all intended to be performance-based compensation, such that the deduction of compensation expense attributable to these payments and awards will not be limited by Section 162(m) of the Internal Revenue Code.

Outstanding Equity Awards as of December 31, 2007

     The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2007. No options were exercised during the year ended December 31, 2007.

Option Awards(1)
Number of Securities
	Underlying Unexercised		Option	Option
	Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Michael Lacovara	—	750,000(1)	$ 5.00	10/15/2017
John J. Borer III	—	—	$ —
Edward Rubin	—	—	$ —
Michael Vasinkevich	—	—	$ —
Thomas Pinou	—	106,495(2)	$ 3.78	04/01/2011
John W. Chambers(3)	—	434,675(4)	$ 3.78	11/20/2011

(1)	The options vest in equal annual installments over a three-year period.

(2)	The options vest in equal quarterly installments over a two-year period beginning 15 months after the date of grant with 12.5% of the options becoming exercisable on each vesting date; and in any event in full as of July 10, 2008.

(3)	Mr. Chambers’ employment terminated on July 22, 2008.

(4)	These options were forfeited upon the termination of Mr. Chambers employment.

Potential Payments upon Change of Control

     The following table and summary set forth potential payments payable to our named executive officers upon a change of control. The table below reflects amounts payable to our named executive officers assuming a change of control occurred on December 31, 2007.

	Cash	Option
Name	Payment	Acceleration
Michael Lacovara	$ 1,850,000	4,787,590
John J. Borer III	$ 2,069,310	—
Edward Rubin	$ 2,639,091	—
Michael Vasinkevich	$ 5,232,333	—
Thomas Pinou	$ —	$ 20,812
John W. Chambers(1)	$ —	—

(1)	Mr. Chambers’ employment terminated on July 22, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities that are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

     Based solely upon a review of the Forms 3, 4 and 5 (and amendments thereto) furnished to us for the fiscal year ended December 31, 2007, we have determined that our directors, officers and greater-than-10% beneficial owners complied with all applicable Section 16 filing requirements except that Mr. Drake inadvertently omitted the purchase of 3,000 shares from a Form 4 filed on December 6, 2007 (which Form 4 was amended on August 18, 2008.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis above. Based on the aforementioned review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

     This report is submitted on behalf of the members of the Compensation Committee:

Mark L. Friedman (Chairman)
Sam Dryden
Marvin I. Haas

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee shall not be incorporated by reference into any such filings.

* * * * * * * * *

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE 2007 STOCK AND INCENTIVE PLAN TO INCREASE AUTHORIZED SHARES

     The Board of Directors adopted a resolution approving an amendment to the 2007 Plan to increase the number of shares available for issuance thereunder from 5,250,000 to 10,000,000 shares and directing that the proposed amendment be submitted to a vote of the stockholders at the Meeting. The Board of Directors determined that the proposed amendment is in the best interests of the Company and recommends approval by the stockholders. A copy of the proposed amendment is attached as Appendix A to this Proxy Statement.

Background and Reason for the Proposal

     In August 2007, the Compensation Committee and the Board of Directors unanimously approved and adopted and our stockholders ratified, the 2007 Plan. The purpose of the 2007 Plan is to align the interests of the participants with those of our stockholders through equity-based compensation alternatives, thereby promoting our long-term financial interests and enhancing long-term stockholder return. The 2007 Plan is intended to enhance our ability to effectively recruit, motivate and retain the caliber of employees essential for our success and provide them with incentive compensation opportunities that are competitive with those of similar companies and to give us needed certainty and flexibility in designing and managing equity-based compensation to meet the needs of its growing business over an extended period of time.

     The following is a brief summary of the material features of the 2007 Plan.

     The 2007 Plan is administered by a committee of directors (each of whom will be a “non-employee director” for purposes of Rule 16b-3 promulgated by the SEC and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code) designated from time to time by the Board of the Directors. The Compensation Committee has been charged with the responsibility of administering our stock-based compensation programs, including the 2007 Plan.

     Subject to certain restrictions that are set forth in the 2007 Plan, the committee will have complete and absolute authority to make any and all decisions regarding the administration of the 2007 Plan, including the authority to construe and interpret the plan and awards under the plan, establish administrative rules and procedures, select award recipients, determine the type of awards, establish the terms, conditions and other provisions of awards and amend awards. Subject to certain restrictions that are set forth in the 2007 Plan, the committee may delegate any of its authority and responsibility to management, except for determinations and decisions regarding awards to be made, which must be made by the committee itself.

     The persons eligible to receive awards under the 2007 Plan include all employees, directors, officers and agents of, and other service providers to, us and our subsidiaries.

     The number of shares of common stock that are authorized and available for issuance under the 2007 Plan is 5,250,000. No more than 5,000,000 shares, however, can be issued pursuant to awards in the form of: (i) restricted stock units; (ii) incentive or non-qualified stock options; or (iii) performance units and restricted stock. If the shares of stock that are subject to an award are not issued or cease to be issuable because the award is terminated, forfeited or expires unexercised, those shares will then become available for future awards. The number of shares authorized and available for issuance under the plan is subject to adjustment in the event of a stock split, stock dividend, recapitalization, spin-off or similar action. At September 30, 2008, there were options outstanding under the 2007 Plan covering 750,000 shares, restricted stock grants outstanding under the 2007 Plan covering 1,178,216 shares and restricted stock unit grants outstanding under the 2007 Plan covering 2,720,321 shares. At September 30, 2008, 808,763 shares remained available for grant under the 2007 Plan.

     Awards under the 2007 Plan may take the form of restricted stock units, stock options (either incentive stock options or non-qualified options), stock appreciation rights, restricted stock or performance units. Subject to restrictions that are set forth in the 2007 Plan, the committee will have complete and absolute authority to set the terms, conditions and provisions of each award, including the size of the award, the exercise or base price, the vesting and exercise schedule (including provisions regarding acceleration of vesting and exercise) and termination and forfeiture provisions.

     The committee is subject to the following specific restrictions regarding the types and terms of awards:

•	No participant may receive in any calendar year awards of (i) options and stock appreciation rights, or (ii) restricted stock and performance units, that in each case cover more than 2,000,000 shares.

•	The exercise price for a stock option may not be less than 100% of the fair market value of the stock on the date of grant.

•	No award may be granted more than ten years after the date of the 2007 Plan.

     No stock option can be “repriced” without the consent of stockholders and of the option holder if the effect would be to reduce or increase the exercise price per share. For this purpose, “repricing” includes a tandem cancellation and re-grant or any other amendment or action that would have substantially the same effect as decreasing or increasing the exercise price.

     If the applicable award agreement so provides, upon certain events constituting a “change in control,” as specified in the 2007 Plan, immediately prior to the occurrence of the change in control all restricted stock units, options and stock appreciation rights subject to the award will become immediately exercisable, the expiration of the restrictions applicable to any restricted stock grant made under the award shall immediately be accelerated, and such other results shall take place with respect to other awards as may be set forth in the relevant award agreement.

     To the extent permitted by law, the Board of Directors, without the consent or approval of any plan participant, may amend, suspend or terminate the 2007 Plan, so long as that action does not adversely affect the rights of any holder under any award then outstanding. Without the approval of the stockholders, however, in general the Board of Directors may not amend the 2007 Plan to increase the number of shares available for issuance or to modify the requirements regarding eligibility in the 2007 Plan. No Awards will be granted under the 2007 Stock and Incentive Plan after the tenth anniversary of its effective date.

     Section 162(m) of the Internal Revenue Code generally disallows public companies from deducting compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that options granted to employees whom the committee expects to be covered employees at the time a deduction arises in connection with options, will qualify as such “performance-based compensation,” so that options will not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that options under the Plan will qualify as “performance-based compensation” that is fully deductible by us under Section 162(m).

     The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of our common stock acquired as a result of an award.

     In order to continue our program of equity-based incentive compensation to attract and retain the personnel necessary for our success and to provide more flexibility to the Compensation Committee, our Board has approved the Amendment and recommends approval by our stockholders.

Equity Compensation Plan Information

     Information about the 2007 Plan is set forth in the section “— Equity-Based Compensation” above.

     The following table summarizes the options and restricted stock granted under the 2007 Plan as well as options granted outside the Plan as of December 31, 2007. The shares covered by outstanding options are subject to adjustment for changes in capitalization stock splits, stock dividends and similar events.

	Equity Compensation Plan Table
			Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans
Approved By Security
Holders
Grants under the 2007 Stock
and Incentive Plan	1,600,000(1)	$5.00	3,750,000

Equity Compensation Plans
Not Approved By Security
Holders
Common Stock Options(2)	5,278,072	$3.91	Not applicable

Total	6,838,072	$4.19	3,750,000

(1)	Includes options covering 810,000 shares and a restricted stock grants covering 750,000 shares.

(2)	These options were granted prior to the Company becoming a public reporting company.

The Board recommends a vote “FOR” this Proposal and proxies that are signed and returned will be so voted unless otherwise instructed.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD

      The Audit Committee of the Board is responsible for providing oversight of our accounting and financial reporting functions. The Board appoints the Audit Committee and its chairman annually, with the committee consisting of at least three directors.

      The Audit Committee received the written disclosures and the letter from Marcum & Kliegman, LLP, the Company’s independent registered public accounting firm, that are required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the rules and regulations of the SEC, the Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the fiscal year ended December 31, 2007 is compatible with maintaining Marcum & Kliegman, LLP’s independence and has discussed with Marcum & Kliegman, LLP the firm’s independence from the Company.

      Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and issuing a report thereon.

      The Audit Committee reviewed and discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee reviewed and discussed with management and the Company’s independent registered public accounting firm, the audited financial statements of the Company for the year ended December 31, 2007.

      Based on the above-mentioned reviews and discussions with management and the Company’s independent registered public accounting firm, the Audit Committee, exercising its business judgment, recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

     This report is submitted on behalf of the members of the Audit Committee:

Richard Cohen, Chairman
Winston Churchill
Peter F. Drake

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings.

* * * * * * * * *

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

     The Board of Directors has reviewed the following audit and non-audit fees that we paid to Marcum & Kliegman, LLP for purposes of considering whether such fees are compatible with maintaining the auditor’s independence. The policy of the Board of Directors is to pre-approve all audit and non-audit services performed by its independent public accountants before the services are performed.

	2007	2006

Audit Fees	$ 685,000	$ 457,000
Audit Related Fees(1)	110,000	--
Tax Fees(2)	34,000	21,000
	$ 829,000	$ 478,000

(1)	Audit services in connection with accounting consultations and internal control reviews.
(2)	Consists primarily of tax compliance and planning.

PRINCIPAL INDEPENDENT ACCOUNTANTS

     Effective on August 14, 2008 (the “Effective Date”), we dismissed Marcum & Kliegman LLP (“MK”) from serving as our independent accountants and engaged KPMG LLP as our new independent accountants. Our Audit Committee unanimously approved and authorized the change, directed the process of review of candidate firms to replace MK and made the final decision to engage KPMG LLP.

     The reports of MK on our financial statements for the years ended December 31, 2006 and 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the years ended December 31, 2006 and 2007 and reviews of our financial statements as of June 30, 2008 and through the Effective Date, there were no disagreements with MK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MK, would have caused them to make reference thereto in their reports on the financial statements.

     During the two most recent fiscal years and through the Effective Date, we have not consulted with KPMG LLP on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, in each case where a written report was provided or oral advice was provided that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     A representative of KPMG LLP will be available at the Meeting to respond to stockholder questions.

ANNUAL REPORT TO STOCKHOLDERS

     We have enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (“Annual Report”) with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2007, along with other financial information and management discussion us, which we urge you to read carefully.

     You can also obtain, free of charge, a copy of our annual report on Form 10-K by:

•	accessing the Investor Relations section of our website at http://www.rodm.com;

•	writing to:

Rodman & Renshaw Capital Group, Inc. – Investor Relations 1251 Avenue of the Americas New York, NY 10020; or

•	telephoning us at: (212) 356-0500.

     You can obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

STOCKHOLDERS PROPOSALS FOR 2009 ANNUAL MEETING

     Stockholders interested in presenting a proposal for consideration at the Annual Meeting of Stockholders in 2009 must follow the procedures found in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy materials relating to our 2009 annual meeting of stockholders, all qualified proposals must be received by our Investor Relations Coordinator no later than January 16, 2009. A stockholder’s notice must set forth, as to each proposed matter: (i) as to each person whom the stockholder proposes to nominate for election to the Board of Directors, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-12 thereunder; (ii) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (iii) the name and address, as they appear on our books, of the stockholder proposing such business; (iv) the number of shares of Common Stock which are beneficially owned by such stockholder; (v) a representation that the stockholder is a holder of record of shares of the Common Stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and (vi) any financial interest of the stockholder in such proposal or nomination.

Other Information

      The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for benefical owners of our common stock.

      Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” all of the proposals described in this proxy statement.

Householding

     The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report from us directly, please contact us by:

•	writing to:

Rodman & Renshaw Capital Group, Inc. – Investor Relations 1251 Avenue of the Americas New York, NY 10020; or

•	telephoning us at: (212) 356-0500.

OTHER MATTERS

      Our Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD

Gregory R. Dow, Secretary

Dated: October 2, 2008

APPENDIX A

AMENDMENT TO THE RODMAN & RENSAW CAPITAL GROUP, INC. 2007 STOCK AND INCENTIVE PLAN

      A.     The Rodman & Renshaw Capital Group, Inc. 2007 Stock and Incentive Plan (the “Plan”) is hereby amended as follows:

1.	The Plan is hereby amended to increase the number of shares of Stock covered by the Plan to 10,000,000. In order to effectuate this amendment, Section 3.1 of the Plan is amended by replacing “5,250,000” with “10,000,000”.

     B.     The foregoing amendment to the Plan shall not take effect until it has been adopted by the Board of Directors of the Company and approved by the Company’s stockholders in accordance with the Company’s bylaws and applicable law.

     C.      Except as otherwise set forth in this Amendment, the terms and provisions of the Plan shall remain in full force and effect as when originally adopted or as previously amended.

     D.      Capitalized terms used in this amendment shall have the meaning ascribed to such terms in the Plan.

PROXY CARD

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

RODMAN & RENSHAW CAPITAL GROUP, INC.
1251 AVENUE OF THE AMERICAS
NEW YORK, NY 10020
(212) 356-0500 Telephone

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 27, 2008.

The undersigned hereby appoints Michael Lacovara and Edward Rubin as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of Common Stock of Rodman & Renshaw Capital Group, Inc. (the “Company”) held of record by the undersigned on September 30, 2008, at the Annual Meeting of Stockholders of the Company, to be held at our corporate headquarters located at 1251 Avenue of the Americas, New York, New York 10020, 20th Floor, on October 27, 2008 at 8:00 A.M., EDT, or any adjournment thereof.

INSTRUCTIONS: PLEASE INDICATE YOUR SELECTION BY PLACING AN “X” IN THE APPROPRIATE BOXES BELOW.

1. ELECTION OF DIRECTORS.
Wesley K. Clark	Edward Rubin	Richard M. Cohen	Mark L. Friedman
Michael Vasinkevich	John J. Borer III	Peter F. Drake	Marvin I. Haas
Michael Lacovara	Winston Churchill	Sam Dryden

☐   FOR THE ELECTION OF ALL NOMINEES

☐   WITHHOLD AUTHORITY FOR ALL NOMINEES

☐   FOR ALL EXCEPT:

2. APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2007 STOCK AND INCENTIVE PLAN TO INCREASE
THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 5,250,000 TO 10,000,000.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

Please indicate whether you will attend the annual meeting of stockholders on October 27, 2008.

I   ☐   plan          ☐   do not plan to attend the annual meeting.

[NOTE: the foregoing is required for building security clearance.]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated: _________________________, 2008

_____________________________________________ Signature of Stockholder

_____________________________________________ Signature if held jointly

Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE READ, COMPLETE, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.